NEITHER THIS NOTE, THE SECONDARY NOTES ISSUABLE IN RESPECT OF INTEREST HEREUNDER NOR THE SHARES OF THE ISSUER'S COMMON STOCK ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. THIS NOTE HAS BEEN (AND ANY SUCH OTHER NOTES AND SHARES WILL BE) ACQUIRED FOR THE ACCOUNT OF THE HOLDER AND NOT WITH A VIEW TOWARDS, OR FOR RESALE IN CONNECTION WITH A PUBLIC OFFERING AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAW, OR AN EXEMPTION FROM SUCH REGISTRATION OR UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.


No. ___                                               $[                  ]

                               UNILAB CORPORATION

                                   7.50% NOTE

         UNILAB  CORPORATION,   a  Delaware   corporation   (together  with  its
successors, the "Issuer"), for value received, hereby promises to pay to PHYSICIANS CLINICAL LABORATORIES, INC., a Delaware corporation doing business as Bio-Cypher Laboratories (the "Holder"), and its successors, transferees and permitted assigns the principal sum of TWENTY FIVE MILLION DOLLARS AND 00/100 CENTS ($25,000,000) in accordance with the terms and conditions hereof, plus interest from and after the date hereof as provided herein.

         The unpaid principal amount of this Note outstanding from time to time shall bear interest at the rate of 7.50% per annum, subject to any limitations on the rate of interest imposed by applicable law, which interest shall be computed on the basis of the actual number of days elapsed over a year of 365 days, and shall be payable semiannually in arrears on each [ ] and [ ] after the date hereof until such principal amount is paid in full as provided herein. Subject to Section 6, the Issuer may pay interest on this Note either in cash or through the issuance of additional Notes, at the Issuer's option, which additional Notes (the "Secondary Notes") shall be dated the applicable interest payment date, shall have the same terms and restrictions as this Note and shall be in an aggregate principal amount equal to the amount of interest payable with respect to this Note if such interest were paid in cash. The issuance of any such Secondary Note to the Holder hereof will be considered payment of interest on this Note on the applicable interest payment date. Each Secondary Note shall bear a legend in a form substantially the same as the legend which appears on the face hereof.

         Any cash payments made to the Holder hereunder shall be made in United States Dollars by wire transfer of immediately available funds to an account designated by the Holder by notice to the Issuer (or, if no such notice is received by the Issuer, by check delivered to such Holder's address as the same appears on the Register (defined below)) in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

         This Note is a duly authorized Note of the Issuer referred to in the Asset Purchase Agreement (the "Asset Purchase Agreement") dated as of April [___], 1999 between the Issuer and Physicians Clinical Laboratories, Inc. ("Seller").

         This Note may be transferred or assigned in whole and in part, but any partial assignment must be in a minimum aggregate amount of $1,000,000; provided that the initial holder of the Note issued on the Closing Date under the Asset Purchase Agreement may assign partial interests in its Note of less than $1,000,000 to no more than three persons. The Issuer agrees to issue to the Holder or any permitted transferee of the Holder from time to time a replacement Note or Notes in the form hereof, provided that the transfer or assignment is made in compliance with applicable securities laws, and evidence of the transfer or assignment reasonably satisfactory to the Issuer, together with the original Note, are delivered to the Issuer. References to "Note" shall include the Note or Notes issued following a permitted transfer or assignment of this Note in whole or in part to a permitted transferee or transferees and shall also include all Secondary Notes. In addition, after delivery of an indemnity in form and substance satisfactory to the Issuer in its reasonable discretion, the Issuer also agrees to issue a replacement Note if this Note has been lost, stolen, mutilated or destroyed.

         The Issuer agrees to record this Note on the Register referred to below. A Note recorded on the Register ("Registered Note") may not be evidenced by a note other than a Registered Note and, upon the registration of the Note, any promissory note (other than a Registered Note) evidencing the same shall be null and void and shall be returned to the Issuer. The Note, once recorded on the Register, may not be removed from the Register so long as it remains outstanding and a Registered Note may not be exchanged for a note that is not a Registered Note.

         The Issuer shall maintain, or cause to be maintained, a register (the "Register") on which it enters the name of the Holder as the registered owner of this Note and the outstanding principal amount of such Note. A Registered Note may be assigned or sold in whole or in part, in a minimum aggregate amount of $1,000,000 (or such lesser amount as explicitly provided in the paragraph two paragraphs above), only by registration of such assignment or sale on the Register (and each Registered Note shall expressly so provide). Any assignment or sale of all or part of such Registered Note may be affected only by registration of such assignment or sale on the Register, together with the surrender of the Registered Note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such Registered Note(s), whereupon, at the request of the designated assignee(s) or transferee(s), one or more new Registered Note in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Note, the Issuer shall treat the person in whose name such Registered Note is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes.

         In the event that the Holder sells participations in any Registered Note, each in a minimum aggregate amount of $1,000,000, the Holder shall maintain a register on which it enters the name of all participants in such
Registered Note (the "Participant Register"). A Registered Note may be participated in whole or in part only by registration of such participation on the Participant Register (and each Registered Note shall expressly so provide). Any participation of such Registered Note may be effected only by the registration of such participation on the Participant Register. No participant will have any independent rights under this Note and any rights must be exercised through the Holder.

         Any foreign person who purchases or is assigned or participates in any portion of any Registered Note shall provide the Issuer (in the case of a purchase or assignment) or the Holder (in the case of a participation) with a completed Internal Revenue Service Form W-8 (Certificate of Foreign Status) or a substantially similar form for such purchaser, participant or any other affiliate who is a holder of beneficial interests in any Registered Note.

         SECTION 1. Certain Terms Defined. For all purposes of this Note, terms defined in this Note shall have the meaning set forth herein. The following terms shall have the respective meanings specified below. Terms defined in this
Note include the plural as well as the singular.

         "Average Closing Price" means, for any date, the (i) sum of the Closing Price of the Common Stock multiplied by the volume of Common Stock traded on such day for the 20 consecutive Trading Days immediately preceding such date divided by (ii) the aggregate volume of Common Stock traded during such 20 Consecutive Trading Days.

         "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized by law to close.

         "Cash Premium" means, for any Sinking Fund Payment Date, (i) if the Average Closing Price of the Common Stock for such Sinking Fund Payment Date exceeds the Conversion Price, one plus the amount obtained by dividing the amount of such excess by the Conversion Price, or (ii) otherwise, one.

       "Closing Date" means the Closing Date under the Asset Purchase Agreement.

         "Closing Price" of the Common Stock on a given Trading Day means the average of the high and low price of the Common Stock for such Trading Day, as reported on the AMEX, or if the Common Stock is not then listed on the AMEX, as reported by the principal securities exchange or inter-dealer quotation system or OTC Bulletin Board on which the Common Stock is then traded. If the Common Stock is not reported in any manner described above, the Buyer and holders of 50% or more of the Notes shall agree on the fair market value of a share of Common Stock (determined without giving effect to any discount for a minority interest or any lack of liquidity of the Common Stock due to the fact that there may be no public market for the Common Stock). If the parties fail to agree but their calculation of the fair market value of a share of Common Stock differs by less than 10%, the Closing Price shall be the average of the parties calculations; otherwise the parties will select an arbitrator who will determine the Closing Price by choosing the value presented by a party which most closely resembles the fair market value of a share of Common Stock.

         "Common Stock" means the Common Stock, par value $.01 per share, of the Issuer.

         "Conversion Price" means [$3.00] per share of Common Stock, subject to certain adjustments as described in Section 5(g).

         "Debt" of any Person means at any date, without duplication, (i) all obligations, including accrued and unpaid interest and premium, of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit, bankers' acceptance or other similar instruments (or reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred purchase price of property or services, except Trade Payables, (v) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (vi) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (vii) all Debt of others Guaranteed by such Person.

         "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

         "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt for the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

         "Indenture" means the Indenture dated as of March 14, 1996 between Issuer and Marine Midland Bank, as trustee.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Note, the Issuer shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capitalized lease or other title retention agreement relating to such asset.

         "Market Disruption Event" means, with respect to the Common Stock (1) a suspension, absence or material limitation of trading of the Common Stock on the primary market for the Common Stock for more than two hours of trading or during the one-half hour period preceding the close of trading in such market; (2) a suspension or material limitation on the primary market for trading in options contracts related to the Common Stock, if available, during the one-half hour period preceding the close of trading in the applicable market; or (3) any limitation pursuant to the rules of the American Stock Exchange, Section 3, Rule 117 (or any applicable rule or regulation enacted or promulgated by the AMEX, any other self-regulatory organization or the Securities and Exchange Commission of similar scope) on trading during significant market fluctuations. For purposes of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange; and (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event.

         "Person" means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Prepayment Date" means the date on which the Issuer makes any prepayment on the Notes.

         "Prepayment Price" means, for any Note on any Prepayment Date, an amount in cash equal to the sum of (i) the product of (a) the principal amount of such Note or portion thereof being prepaid on such Prepayment Date and (b) one plus (1) if the Prepayment Date is on or prior to the first anniversary of the Closing Date, 15%, or (2) if the Prepayment Date is after the first anniversary of the Closing Date the greater of (x) 0.1 and (y) the product of 75% and a fraction, the numerator of which is the Average Closing Price of the Common Stock on such Prepayment Notice Date minus the Conversion Price and the denominator of which is the Conversion Price, plus (ii) all accrued but unpaid interest on the principal amount of such Note or portion thereof being prepaid on such Prepayment Date.

         "Pro Rata Share" means the percentage that the outstanding principal amount of this Note bears to the aggregate outstanding principal amount of all Notes.

         "Registration Rights Agreement" means the Registration Rights Agreement made as of the date hereof between Issuer and Seller.

         "Senior Debt" means (a) any Debt incurred by the Issuer pursuant to the Healthcare Receivables Purchase Agreement dated as of July 31, 1996 between the Issuer and Daiwa Healthco. - 2 L.L.C., as amended from time to time and any refinancing or replacement thereof or additions thereto and (b) all other Debt of the Issuer owed to any banking institution, other than the Senior Notes issued pursuant to the Indenture.

         "Sinking Fund Payment Amount" means, for any Sinking Fund Payment Date, the lesser of (i) $10,000,000 and (ii) the aggregate principal amount of the Notes then outstanding.

         "Subsidiary" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Issuer.

         "Trade Payables" means accounts payable or any other indebtedness or monetary obligations to trade creditors created or assumed by the Issuer or any Subsidiary of the Issuer in the ordinary course of business in connection with the obtaining of materials or services.

         "Trading Day" means a day which is also a Business Day, on which trading is generally conducted (i) on the American Stock Exchange, Inc. and (ii) on any successor exchange on which the Common Stock is listed, and on which a Market Disruption Event has not occurred.

         SECTION 2.  Events of Default and Remedies.

          (a) Event of Default Defined; Acceleration of Maturity; Waiver of Default. In case one or more of the following events ("Events of Default") (whatever the reason for such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) shall have occurred and be continuing:

                  (i) default in payment when due of principal or premium on any
Note in accordance with the terms hereof; or

                 (ii) default in the payment when due of interest on any Note in accordance with the terms hereof, which default continues for a period of 10 calendar days after the due date of such payment; or

                (iii) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Issuer in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Issuer or for any substantial part of the property of the Issuer or ordering the winding up or liquidation of the affairs of the Issuer, and such decree or order shall remain unstayed and in effect for a period of 60 days; or

                 (iv) the Issuer shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Issuer or for any substantial part of the property of the Issuer, or the Issuer shall make any general assignment for the benefit of creditors; or

                  (v) an event of default occurs under any Senior Debt, which results in the acceleration of such indebtedness prior to its express maturity, and the principal amount of any such indebtedness, together with the principal amount of any other indebtedness of which the maturity has been so accelerated, aggregates to $5.0 million or more; or

                 (vi) the Issuer shall fail to perform its obligations under the Registration Rights Agreement and such failure continues for the lesser of (i) 30 calendar days or (ii) 5 days after a registration statement is to be filed by Issuer or the effective date of a registration statement, as applicable, in either case after notice thereof by holders of a majority in principal amount of the Notes;

then, and in each and every such case, the holders of a majority in principal amount of the Notes, by notice in writing to the Issuer, may declare the aggregate outstanding principal amount of the Notes, together with accrued interest thereon, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. In such event, the Issuer shall pay each holder of a Note the Prepayment Price for such Note, together with accrued interest thereon, and the Prepayment Notice Date for purposes of calculating the Prepayment Price will be deemed to be the date of such notice to Issuer.

          (b) Powers and Remedies Cumulative; Delay or Omission Not Waiver of Default. No right or remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy. No delay or omission of the holder of any Note to exercise any right or power accruing upon any Default or Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Default or Event of Default or an acquiescence therein; and every power and remedy given by this Note or by law to the holder of any Note may be exercised from time to time, and as often as shall be deemed expedient, by such holder.

          (c) Waiver of Past Defaults. If a Default or Event of Default hereunder is waived in accordance with Section 9, the Issuer and the holder of each Note shall be restored to their former positions and rights hereunder, respectively; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon. Upon any such waiver, such Default shall cease to exist and be deemed to have been cured and not to have occurred, and any Default or Event of Default arising therefrom shall be deemed to have been cured, and not to have occurred for every purpose of the Notes; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

                  SECTION 3. Covenants. The Issuer agrees that, so long as any amount payable under this Note remains unpaid, the Issuer shall deliver to the Holder:

          (a) within five days after any officer of the Issuer obtains actual knowledge of any Default, a certificate of the chief financial officer or the chief accounting officer of the Issuer setting forth the details thereof and the action which the Issuer is taking or proposes to take with respect thereto;

          (b) promptly upon the filing thereof, the quarterly and annual financial reports that the Issuer is required to file with the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 or, in the event the Issuer is not required to file such reports, reports containing substantially the same information as would be required in such reports (it being understood that the foregoing shall not be construed to require presentation in the manner required by such Act and the regulations thereunder so long as the data required thereunder is so provided).

                  SECTION 4.   Prepayments.

          (a) Issuer's Option to Prepay. At any time and from time to time, the Issuer may prepay the outstanding principal amount of the Notes, in whole or in part, by paying to each holder of a Note the Prepayment Price for such Note on the Prepayment Date, together with accrued but unpaid interest thereon, upon at least ten Business Days' prior written notice to the holders of the Notes (such date being the "Prepayment Notice Date").

          (b) Prepayment on Asset Sale. Upon the sale by the Issuer of all or substantially all of its assets and entry into a definitive plan to distribute the proceeds of such asset sale to the holders of the Common Stock, the Issuer shall pay to each holder of a Note prior to the distribution of such proceeds to the holders of Common Stock, an amount in cash equal to the Prepayment Price for such Note, together with accrued but unpaid interest thereon. For purposes of calculating the Prepayment Price, the sum of the value of the proceeds distributed in respect of each share of Common Stock in such distribution and the expected value of each share of Common Stock after such distribution (each as determined by the Issuer's board of directors in consultation with its independent financial advisors) shall be deemed the Average Closing Price on the Prepayment Notice Date.

          (c) Prepayment on Tender Offer. Upon the consummation of a tender offer that would result in the offeror or offerors owning 90% or more of the Common Stock, the Issuer shall pay to each holder of a Note an amount in cash equal to the Prepayment Price for such Note, together with accrued but unpaid interest thereon. For purposes of calculating the Prepayment Price, the value of the amount being paid in the tender offer for each share of Common Stock (as determined by the Issuer's independent financial advisors) shall be deemed the Average Closing Price on the Prepayment Notice Date. The Issuer shall pay each Holder the Prepayment Price on or prior to the date holders of the Common Stock receive their consideration for the tender offer.

          (d)   Notice of Prepayment; Subsequent Rights of Holders.

                  (i) The notice of prepayment pursuant to Sections 4(a), 4(b) and 4(c) shall be given by first class mail, postage prepaid, to the Holder at such Holder's address as the same appears on the Register. Each such notice shall state: (i) the proposed Prepayment Date, (ii) the aggregate principal amount of Notes to be prepaid and, if only a portion of the Notes is to be prepaid, the aggregate principal of the Notes to be prepaid; (iii) the place or places where the Notes are to be surrendered for payment of the Prepayment Price; and (iv) that interest on the portion of the Notes to be prepaid will cease to accrue on the Prepayment Date.

                 (ii) Notice having been mailed as aforesaid, from and after the Prepayment Date (unless default shall be made by the Issuer in providing money for the payment of the Prepayment Price of the Note or portion thereof called for prepayment), interest on the Note or portion thereof so called for prepayment shall cease to accrue, and all rights of the Holder with respect to the Note or portion thereof called for prepayment (except the right to receive from the Issuer the Prepayment Price with respect thereto) shall cease. Upon surrender in accordance with said notice of the certificate for any Note so prepaid in full (properly endorsed or assigned for transfer, if the Board of Directors of the Issuer shall so require and the notice shall so state), such Note (or portion thereof, as the case may be) shall be prepaid by the Issuer at the aforesaid Prepayment Price. In case the Note is prepaid in part, the Holder shall make an appropriate notation to evidence such prepayment on Schedule A attached hereto.

                  SECTION 5.  Sinking Fund Payments.

          (a) Issuer's Obligation to Make Sinking Fund Payments; Conversion Rights.

                  (i) The Issuer shall pay to each holder of any Note on each of [Anniversary Date], 2000, [Anniversary Date], 2001, [Anniversary Date], 2002 and [Anniversary Date], 2003, if necessary (each a "Sinking Fund Payment Date") such Note's Pro Rata Share of the Sinking Fund Payment Amount for such Sinking Fund Payment Date, together with accrued but unpaid interest thereon. Subject to Section 6, the Issuer may pay the Sinking Fund Payment Amount on any Sinking Fund Payment Date, at the Issuer's option, by (x) converting the entire Sinking Fund Payment Amount into Common Stock as provided in Section 5(a)(ii) below or (y) either paying cash for the entire Sinking Fund Payment Amount or paying cash for a portion and converting the remaining portion of such Sinking Fund Payment Amount into Common Stock, in each case as provided in
         Section 5(a)(iii) below. The payment of a Sinking Fund Payment Amount in accordance with Section 5(a)(ii) or (iii) shall constitute a repayment of the outstanding principal amount of this Note by the amount of this Note's Pro Rata Share of such Sinking Fund Payment Amount, and the outstanding principal amount of this Note shall thereupon be reduced by such amount.

                 (ii) If the Issuer elects to pay a Sinking Fund Payment Amount by converting the entire Sinking Fund Payment Amount into Common Stock, a portion of this Note equal to 75% of this Note's Pro Rata Share of such Sinking Fund Payment Amount shall be converted into Common Stock at a conversion price per share of Common Stock equal to the Conversion Price and a portion of this Note equal to 25% of this Note's Pro Rata Share of such Sinking Fund Payment Amount shall be converted into Common Stock at a conversion price per share of Common Stock equal to the Average Closing Price on such Sinking Fund Payment Date. The delivery of such shares to the Holder in accordance with Section 5(b)(iii) shall constitute payment of this Note's Pro Rata Share of such Sinking Fund Payment Amount on the applicable Sinking Fund Payment Date.

                (iii) If the Issuer elects to pay cash for an entire Sinking Fund Payment Amount or to pay cash for a portion and to convert the remaining portion of such Sinking Fund Payment Amount into Common Stock the following shall apply:

                           (A) If the Issuer  elects to pay cash for 25% or less
                  of the Sinking Fund Payment Amount, then (x) the Issuer shall deliver to the Holder on the Sinking Fund Payment Date this Note's Pro Rata share of such cash; (y) a portion of this Note equal to this Note's Pro Rata Share of 75% of such Sinking Fund Payment Amount shall be converted into Common Stock at a conversion price equal to the Conversion Price per share of Common Stock; and (z) a portion of this Note equal to its Pro Rata Share of the remaining portion of such Sinking Fund Payment Amount (after deducting the cash paid under clause (x) and 75% of such Sinking Fund Payment Amount) shall be converted into Common Stock at a conversion price equal to the Average Closing Price on such Sinking Fund Payment Date.

                           (B) If the  Issuer  elects  to pay cash for more than
                  25% of the Sinking Fund Payment Amount, then (x) the Issuer shall deliver to the Holder on the Sinking Fund Payment Date cash equal to this Note's Pro Rata Share of (I) 25% of the Sinking Fund Payment Amount plus (II) the product of the Cash Premium times the additional portion in excess of 25% of the Sinking Fund Payment Amount that the Issuer elects to pay in cash; and (y) a portion of this Note equal to its Pro Rata Share of the remaining portion of the Sinking Fund Payment Amount (after deducting the portion of the Sinking Fund Payment Amount paid in cash under clause (x)) shall be converted into Common Stock at a conversion price per share of Common Stock equal to the Conversion Price.

                  (b)    Exercise Procedure.

                  (i) The Issuer shall deliver written notice of its election to convert or pay cash for the Notes in whole or in part pursuant to
         Section 5(a)(ii) or (iii) by first class mail, postage prepaid, mailed on the Sinking Fund Payment Date to the Holder at such Holder's address as the same appears on the Register. Promptly upon receipt of any such notice, the Holder shall surrender this Note at the office of the Issuer if this Note shall thereby be paid in full.

                 (ii) As promptly as practicable, and in any event within ten Business Days, after the surrender by the Holder as aforesaid if the
         Note is paid in full or  delivery of the written  notice  described  in
         Section 5(b)(i) above if the Note is paid in part, the Issuer shall issue and deliver to such Holder (i) a certificate or certificates for the number of shares of Common Stock issuable upon the conversion of this Note in accordance with the provisions of this Section 5 and (ii) cash in accordance with the provisions of this Section 5 and the third paragraph of this Note. If the Note is not paid in full, the Holder shall make an appropriate notation to evidence the Note's Pro-Rata Share of the Sinking Fund Payment on Schedule A attached hereto and deliver a copy of it to the Issuer.

                (iii) Each payment or conversion pursuant to Section 5(a)(ii) or
         (iii) and in accordance with this Section 5(b) shall be deemed to have been effected on the Sinking Fund Payment Date, and the Person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time on such date and such conversion shall be into the number of shares of Common Stock determined by dividing the principal amount of the Note being converted at such time by the applicable conversion price specified therein (subject to Section 5(f) as it relates to fractional shares). All shares of Common Stock delivered upon conversion of this Note will upon delivery be duly and validly issued and fully paid and non-assessable, free of all Liens and charges and not subject to any preemptive rights. Upon the conversion of all or any portion of this Note, the principal amount so converted shall no longer be deemed to be outstanding and all rights of the Holder with respect to this Note or portion thereof surrendered for conversion shall immediately terminate except the right to receive the Common Stock and other amounts, if any, issuable pursuant to this Section 5.

          (c) Effect of Election. If the Issuer delivers a notice of its election to exercise its right to convert or pay in cash all or any portion of the Notes, interest shall cease to accrue on the applicable Sinking Fund Payment Date with respect to the principal amount so converted or paid in cash. From and after such Sinking Fund Payment Date, the Holder of this Note with respect to the principal amount so converted shall participate equally and ratably with the holders of shares of Common Stock in all dividends paid on the Common Stock as if such principal amount had been converted into shares of Common Stock at such time.

          (d)   Issuance of Shares.

                  (i) The Issuer covenants that it shall at all times reserve and keep available, free from preemptive rights, such number of its authorized but unissued shares of Common Stock as may be required for the purpose of effecting any conversion hereunder.

                 (ii) Prior to the delivery of any securities which the Issuer shall be obligated to deliver upon conversion of this Note, the Issuer shall comply with respect to the issuance of such securities with all applicable federal and state laws and regulations which require action to be taken by the Issuer.

          (e) Taxes on Conversion. The Issuer will pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of this Note pursuant hereto; provided that the Issuer shall not be required to pay any tax which may be payable in respect of any transfer involving the issue or delivery of shares of Common Stock in a name other than that of the Holder and no such issue or delivery of such Common Stock shall be made unless and until the Person requesting such issue or delivery has paid to the Issuer the amount of any such tax or has established, to the satisfaction of the Issuer, that such tax has been paid.

          (f) No Fractional Shares. In connection with the conversion of this Note or a portion hereof, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Issuer shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fraction of a share multiplied by the Average Closing Price on the applicable Sinking Fund Payment Date.

          (g) Anti-Dilution. The terms of conversion of all or a portion of this Note pursuant to this Section 5 shall be subject to the following adjustments:

                  (i) If the Issuer shall (A) declare and pay to the holders of the Common Stock a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive additional shares of Common Stock (hereinafter referred to as the "Common Stock Equivalents"), (B) split or subdivide the outstanding shares of Common Stock into a greater number of shares of Common Stock, (C) combine the outstanding shares of Common Stock into a lesser number of shares, or (D) issue by reclassification of its shares of Common Stock any other shares of the Issuer, the Conversion Price in effect immediately prior thereto shall be adjusted by multiplying the Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock and Common Stock Equivalents outstanding immediately prior to such action, and the denominator of which shall be the number of shares of Common Stock and Common Stock Equivalents outstanding immediately following such action. Such adjustment shall be made whenever any event listed above shall occur and shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of any split, subdivision, combination or reclassification.

                 (ii)  If the  Issuer  shall  effect  a  reorganization,  equity recapitalization, shall merge with or consolidate into another corporation or entity, or shall sell, transfer or otherwise dispose of all or substantially all of its property, assets or business and, pursuant to the terms of such reorganization, equity recapitalization, merger, consolidation or disposition of assets, shares of stock or other securities, property or assets of the Issuer, or of its successor or transferee or an affiliate of any thereof, or cash are to be received by or distributed to the holders of Common Stock, the holder of any Note thereafter surrendered for conversion pursuant to Section 5 shall be entitled to receive the number of shares of stock or other securities, property or assets of the Issuer, or of its successor or transferee or any affiliate thereof, or cash receivable upon or as a result of such reorganization, equity recapitalization, merger, consolidation or disposition of assets or the cash value thereof that would have been received by a holder of the number of shares of Common Stock equal to the number of shares the holder of the Note would have received if the converted portion of such Note had been converted immediately prior to such event at the applicable conversion price immediately prior to such event. The provisions of this subparagraph
         (ii) shall similarly apply to successive reorganizations, mergers, consolidations or dispositions of assets and shall be effective immediately after the effective date of any such event.

                (iii) Whenever the terms of conversion shall be adjusted pursuant to this Section 5(g), the Issuer shall forthwith obtain, and cause to be delivered to the holders of the Notes, a certificate signed by the principal financial or accounting officer of the Issuer, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustments were calculated and specifying the new Conversion Price. In the cases referred to in subparagraph (ii), such a certificate shall be issued describing the amount and kind of stock, securities, property or assets or cash which shall be receivable upon conversion of the Note after giving effect to the provisions of such subparagraph.

                 (iv) No adjustment to the Conversion Price or conversion price shall be required unless such adjustment would require a change of at least 1% in such rate; provided, however, that any adjustments which by reason of this paragraph (iv) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

                  SECTION 6. Limitation on Potential Issuance of Shares. Notwithstanding any other provision herein to the contrary, the Issuer shall not be permitted to pay interest on this Note through the issuance of additional Notes or to convert all or any portion of a Sinking Fund Payment Amount into Common Stock, but instead must pay cash pursuant to the terms hereof, to the extent that any such issuance or conversion (i) would have the result that the past, present and potential issuance of Common Stock under the Asset Purchase Agreement (including the Common Stock and Note issuable thereunder and any Secondary Notes) could result in there having been, as of the Closing Date under the Asset Purchase Agreement, a potential increase in outstanding Common Shares of 20% or more, unless the Issuer shall have obtained any required approval of its shareholders, or (ii) would violate any applicable law, rule, regulation, judgment, injunction or decree.

                  SECTION 7.  Subordination.

          (a) Subordination to Senior Debt. The Issuer and the Holder agree for the benefit of the Senior Debt holders that all indebtedness evidenced by the Notes, including principal, premium, if any, and interest, and all other amounts payable to the holder of any Note (including any payment in respect of prepayment or purchase or other acquisition hereof) shall, in the manner hereinafter set forth, be subordinate and junior in right of payment to all Senior Debt of the Issuer. All indebtedness evidenced by the Notes shall rank pari passu to all Debt of the Issuer other than Senior Debt.

                  (b)  Issuer  Not  to  Make   Payments   Hereunder  in  Certain
         Circumstances. Without limiting the generality of the foregoing:

                  (i) Upon the maturity of all or any part of the Senior Debt by lapse of time, acceleration or otherwise, such Senior Debt shall first be paid in full, or such payment shall be duly provided for in cash or in a manner satisfactory to the holders of such Senior Debt, before any payment by the Issuer or any Subsidiary is made on account of the principal of or premium, if any, or interest on any Note or to prepay any Note.

                 (ii) In the event and during the continuation of any default in respect of any Senior Debt, including, without limitation, any default arising from either a default in the payment of principal or interest in respect of any Senior Debt (each such default being referred to herein as a "Senior Debt Default"), no payment (other than in Common Stock) shall be made by the Issuer on or with respect to the principal of, or, premium, if any, or interest on, any Note or to prepay any Note unless and until such Senior Debt Default shall have been remedied, nor shall any such payment be made if after giving effect, as if paid, to such payment, any Senior Debt Default would exist. In any such event, no holder of any Note shall demand, accept or receive, any direct or indirect payment (in cash or property other than Common Stock or by setoff, exercise of contractual or statutory rights or otherwise) of or on account of any Note, notwithstanding the terms of the Note or of any agreement or instrument which governs the Note, and no such payment shall be due, unless such payment is not prohibited by, and is made in accordance with the terms of, any covenant or restriction in any agreement or instrument governing the Senior Debt, and the failure to make any payment on or with respect to the Notes by reason of any such covenant or restriction shall not constitute a breach of, or default under, any provision applicable to any Note.

                (iii) At any time when a Senior Debt Default exists, the Issuer shall not make, and no holder of any Note shall demand, accept or receive (in cash or property or by setoff, exercise of contractual or statutory rights or otherwise), or shall attempt to collect or commence any legal proceedings to collect, any direct or indirect payment on account of any Note prior to the date such payment becomes due and payable pursuant to the terms thereof or, if later, prior to the first date such amount is not prohibited from being paid pursuant to this
         Section 7. Notwithstanding the foregoing, the holder of any Note shall be entitled to accept and retain any Common Stock issuable upon conversion of such Note, in whole and in part, pursuant to Section 5 hereof.

                 (iv) At any time when a Senior Debt Default exists, no holder of any Note will commence or maintain any action, suit or any other legal or equitable proceeding against the Issuer, or join with any creditor in any such proceeding, under any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar law, unless the holders of Senior Debt shall also join in bringing such proceeding, provided that this Section 7(b) shall not prohibit a holder of any Note from filing a proof of claim or otherwise participating in any such proceeding not commenced by it.

          (c) Note Subordinated to Prior Payment of all Senior Debt on Dissolution, Liquidation or Reorganization of Issuer. In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings, relative to the Issuer or to its creditors, in their capacity as creditors of the Issuer, or to substantially all of its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Issuer, whether or not involving insolvency or bankruptcy,

                  (i) the holders of all Senior Debt shall first be entitled to receive payment in full of the principal thereof, premium, if any, interest and all other amounts payable thereon (accruing before and after the commencement of the proceedings, whether or not allowed or allowable as a claim in such proceedings) before the holder of the Notes shall be entitled to receive any payment on account of the principal of, premium, if any, or interest on the Notes; and

                 (ii) the Notes shall forthwith (notwithstanding the terms of Section 7(b)) become due and payable and any payment or distribution of assets of the Issuer of any kind or character, whether in cash, property or securities to which the holder of any Note would be entitled, but for the provisions of this Section 7, shall be paid or distributed by the liquidating trustee or agent or other person making such payment or distribution, whether the debtor, a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to any representative on behalf of the holders of Senior Debt, to the extent necessary to make payment in full of all principal, premium, if any, interest and all other amounts payable on all Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of the Senior Debt.

          (d)   Rights of Holders of Senior Debt; Subrogation.

                  (i) Should any payment or distribution or security or the proceeds of any thereof be collected or received by the holder of any
         Note in respect of such Note, and such collection or receipt is prohibited hereunder prior to the payment in full of the Senior Debt, such holder will forthwith deliver the same to the holders of the Senior Debt for the equal and ratable benefit of the holders of the Senior Debt in precisely the form received (except for the endorsement or the assignment of or by such holder where necessary) for application to payment of all Senior Debt in full, after giving effect to any concurrent payment or distribution to the holders of Senior Debt and, until so delivered, the same shall be held in trust by such holder as the property of the holders of the Senior Debt.

                 (ii) No holder of any Note shall be subrogated to the rights of the holders of the Senior Debt to receive payments or distributions of assets of the Issuer until all amounts payable with respect to the Senior Debt shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holder of any Note of any cash, property or securities to which such holder would be entitled except for these provisions shall, as between the Issuer, its creditors other than the holders of the Senior Debt, and such holders of Notes, be deemed to be a payment by the Issuer to or on account of the Senior Debt. The provisions of this Section 7 are and are intended solely for the purpose of defining the relative rights of the holders of the Notes, on the one hand, and the holders of the Senior Debt, on the other hand.

                (iii) Subject to the payment in full of all Senior Debt, the holders of the Notes shall be subrogated (equally and ratably with the holders of all subordinated indebtedness of the Issuer which, by its terms, is not superior in right of payment to the Notes, and ranks on a parity with the Notes) to the rights of the holders of Senior Debt to receive payments or distributions of cash, property or securities of the Issuer applicable to the Senior Debt until all amounts owing on the Notes shall be paid in full. For purposes of such subrogation, no payments or distributions to the holder of any Note of cash, property, securities or other assets by virtue of the subrogation herein provided which otherwise would have been made to the holders of the Senior Debt shall, as between the Issuer, its creditors other than the holders of Senior Debt and the holders of the Notes, be deemed to be a payment to or on account of the Note. The Holder agrees that, in the event that all or any part of any payment made on account of the Senior Debt is recovered from the holders of Senior Debt as a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, any payment or distribution received by the Holder of this Note on account of the Note at any time after the date of the payment so recovered, whether pursuant to the right of subrogation provided for in this Section 7(d)(iii) or otherwise, shall be deemed to have been received by such Holder in trust as the property of the holders of the Senior Debt and such Holder shall forthwith deliver the same for the equal and ratable benefit to the holders of the Senior Debt for application to payment of all Senior Debt in full.

          (e) Renewals, Extensions and Increases of Senior Debt. The holder of each Note by its acceptance thereof thereby waives any and all notice of renewal, extension, accrual or increase in the amount of Senior Debt, present or future, and agrees and consents that without notice to or assent by the holder of any Note:

                  (i) the Issuer shall be permitted to incur Senior Debt, including, without limitation, Senior Debt not in existence on the date hereof;

                 (ii) the obligation and liabilities of the Issuer or any other party or parties for or upon the Senior Debt (or any promissory note, security document or guaranty evidencing or securing the same) may, from time to time, in whole or in part, be renewed, extended, increased, modified, amended, accelerated, compromised, supplemented, terminated, sold, exchanged, waived or released;

                (iii) any representative acting on behalf of the holders of any Senior Debt and any holder of the Senior Debt may exercise or refrain from exercising any right, remedy or power granted by or in connection with any agreements relating to the Senior Debt; and

                 (iv) any balance or balances of funds with any holder of the Senior Debt at any time standing to the credit of the Issuer may, from time to time, in whole or in part, be surrendered or released;

all as any representative or representatives acting on behalf of any holder of the Senior Debt and any holder of the Senior Debt may deem advisable and all without impairing, abridging, diminishing, releasing or affecting the subordination of the Notes to the Senior Debt provided for herein.

          (f)  Obligation  of Issuer  Unconditional.  Nothing  contained in this
Section 7 or in any other provision of this Note is intended to or shall impair, as between the Issuer, its creditors other than the holders of the Senior Debt, and the holders of the Notes, the obligation of the Issuer, which is absolute and unconditional, to pay to the holders of the Notes the principal of, premium, if any, and interest on the Note, as and when the same shall become due and payable (except as to the timing and procedures for payment as provided in this Section 7), by lapse of time, acceleration or otherwise, in accordance with their terms, or is intended to or shall affect the relative rights of the holders of the Notes and other creditors of the Issuer other than the holders of the Senior Debt, nor shall anything herein or therein prevent the holders of the Notes (i) from taking all appropriate actions to preserve their rights under the Notes not inconsistent with the rights of the holders of the Senior Debt under this Section 7, or (ii) from exercising all remedies otherwise permitted by applicable law upon default under the Note, subject to the rights, if any, under this Section 7 of the holders of the Senior Debt in respect of cash, property or securities of the Issuer otherwise payable or delivered to such holders upon the exercise of any such remedy.

         (g) Miscellaneous.

                  (i) The holder of each Note by its acceptance thereof thereby acknowledges and agrees that the holders of the Senior Debt have relied upon and will continue to rely upon the subordination provided for herein in entering into the agreements relating to Senior Debt and in extending credit to the Issuer pursuant thereto.

                 (ii) No present or future holder of Senior Debt shall be prejudiced in its right to enforce the subordination contained herein in accordance with the terms hereof by any act or failure to act on the part of the Issuer or the holder of any Note. The subordination provisions contained herein are for the benefit of the holders of the Senior Debt from time to time and, so long as Senior Debt is outstanding under any agreement, may not be rescinded, canceled or modified in any way without the prior written consent thereto of all holders of Senior Debt.

                (iii) The subordination provisions hereof shall be binding upon each holder of any Note and upon the heirs, legal representatives, successors and assigns of each such holder; and, to the extent that the holder of any Note is either a partnership or a corporation, all references herein to the holder of any Note shall be deemed to include any successor or successors, whether immediate or remote, to such partnership or corporation.

                  SECTION 8. Representations by Holder. Each holder of a Note by its acceptance thereof represents and warrants to the Issuer and the prior holders of such Note as follows:

          (a) Investment Purpose. Such holder (i) is acquiring the Note and any Secondary Notes and (ii) upon conversion of the Note will acquire the Common Stock then issuable for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under or exempted from the 1933 Act.

          (b) Accredited Investor Status. Such holder is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D as promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended ("1933 Act").

          (c) Reliance on Exemptions. Such holder understands that the Note, any Secondary Notes and any Common Stock issuable hereunder is being and shall be issued to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Issuer is relying in part upon the truth and accuracy of, and such holder's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such holder set forth herein in order to determine the availability of such exemptions and the eligibility of such holder to acquire the Note and any Secondary Notes and Common Stock.

          (d) Transfer or Resale. Such holder understands that except as otherwise provided in the Registration Rights Agreement (i) the Note and the Secondary Notes and Common Stock issuable hereunder have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) registered thereunder, (B) the Note and the Secondary Notes and Common Stock to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Note, Secondary Notes and Common Stock can be sold, assigned or transferred pursuant to Rule 144; (ii) any sale of the Note, Secondary Notes or Common Stock issuable hereunder made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Issuer nor any other person is under any obligation to register such securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

                  SECTION 9. Setoff in Asset Purchase Agreement. Each holder of any Note by its acceptance thereof thereby acknowledges and agrees in the event of a breach of Section 5.08 of the Asset Purchase Agreement, that the Issuer has certain limited rights under the Asset Purchase
         Agreement to set-off and recoup any principal, interest or other amounts payable by it to the holder of any Note hereunder against any amounts payable to the Issuer by Seller thereunder or in connection therewith, whether or not the holder of any Note is the Seller, and that such right may have the result of decreasing any or all amounts payable by the Issuer to the holders of the Notes.

                  SECTION 10. Modification of the Notes. Any provision of this Note may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Issuer and the holders of a majority in principal amount of the Notes; provided that no such amendment or waiver shall, unless signed by each holder: (a) reduce the principal amount of any Note, the amount of any Sinking Fund Payment Amount or the interest rate payable under the Notes, (b) postpone any Sinking Fund Payment Date or any date fixed for any payment of interest hereunder, (c) modify Section 5(a)(ii) or (iii), Section 5(g) or the definition of any defined term used therein in such a manner as to be materially disadvantageous to the holders of the Notes, or (d) modify this Section 10 or otherwise change the percentage of the principal amount of the Notes required for taking any action hereunder.

                  SECTION 11. Payments by Issuer. THE PRINCIPAL AMOUNT OF THIS NOTE OUTSTANDING MAY BE LESS THAN THE AMOUNT SET FORTH IN SCHEDULE A. THE ISSUER SHALL ONLY BE LIABLE TO THE HOLDER OF THIS NOTE FOR THE AMOUNT LISTED ON THE REGISTER ABSENT MATHEMATICAL ERROR. THE HOLDER ACKNOWLEDGES AND AGREES BY THE ACCEPTANCE OF THIS NOTE THAT THE AMOUNT SET FORTH ON THE REGISTER SHALL BE THE OUTSTANDING PRINCIPAL AMOUNT OF THIS NOTE ABSENT MATHEMATICAL ERROR.

                  SECTION 12. Governing Law. THIS NOTE SHALL BE GOVERNED BY AND BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SUCH STATE.

                  SECTION 13. Miscellaneous. Each holder of any Note by its acceptance thereof agrees to be bound by the provisions of this Note. The Section headings herein are for convenience only and shall not affect the construction hereof.

                  IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed as of this ____ day of ___________, 1999.


                         UNILAB CORPORATION


                         By:      _____________________________________
                         Name:
                        Title:

                                    18448 Oxnard Street
                                    Tarzana, CA 91356

                                   SCHEDULE A


Principal Amount of Note Paid                                     Date